Exhibit 10.6

Execution Copy

CONTRIBUTION AND SALE AGREEMENT

by and between

HASI SYB TRUST 2015-1

as Purchaser

and

HA LAND LEASE HOLDINGS LLC

as Seller

Dated as of September 30, 2015

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SCHEDULES

SCHEDULE 3.01	Seller Directors and Senior Officers

SCHEDULE 3.06	Legal Proceedings

SCHEDULE 3.10	Seller Principal Place of Business

SCHEDULE 3.13(c)	Taxes

SCHEDULE 3.13(d)	Land Lease Entities

SCHEDULE 3.13(e)(i)	Land Lease Asset Documents and Title Policies/Surveys for Project Properties

SCHEDULE 3.13(e)(i)(A)	Project Properties for which Title Policies and/or Surveys were not listed in Schedule 3.13(e)(i)

SCHEDULE 3.13(e)(ii)	Breaches under Land Lease Asset Documents

SCHEDULE 3.13(f)(i)	List of Estates/Interests in Project Property Owned or Held by each Land Lease Entity

SCHEDULE 3.13(f)(ii)	Options/ROFOs/Other Rights Granted with respect to Project Properties

SCHEDULE 3.13(i)	Certain Hybrid Lease Transactions

EXHIBITS

EXHIBIT A	Data Tape

EXHIBIT B	Financial Model

EXHIBIT C	Form of Lessee Payment Direction Notice

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This CONTRIBUTION AND SALE AGREEMENT, dated as of September 30, 2015, is entered into by and between HASI SYB TRUST 2015-1, a Delaware statutory trust (the “Purchaser” or “Issuer”), and HA LAND LEASE HOLDINGS LLC, a Delaware limited liability company (together with its successors in interest to the extent permitted hereunder, the “Seller”).

RECITALS

WHEREAS, the Purchaser desires to purchase the Membership Interests (as defined herein) from Seller, on the terms and subject to conditions set forth herein; and

WHEREAS, the Seller is willing to sell and assign the Membership Interests to the Purchaser, on the terms and subject to conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01. Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Action” has the meaning specified in Section 3.06.

“Agreement” means this Contribution and Sale Agreement, as amended and supplemented from time to time.

“Back-Up Security Interest” has the meaning specified in Section 2.01.

“Charter Documents” means with respect to any Person, (a) to the extent such Person is a corporation, the certificate or articles of incorporation and the by-laws of such Person, (b) to the extent such Person is a limited liability company, the certificate of formation or articles of formation or organization and operating or limited liability company agreement of such Person and (c) to the extent such Person is a partnership, joint venture, trust or other form of business, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization or formation of such Person.

“Claim” means any demand, claim, action, investigation, legal proceeding or arbitration.

“Data Tape” means the AWCC Data Tape, prepared by or on behalf of the Seller and attached hereto as Exhibit A.

“Date of Breach” means with respect to the Repurchase Obligation, the date of the occurrence of the related Material Breach that triggers such Repurchase Obligation. To the extent a Material Breach is based on two or more cumulative breaches, the Date of Breach will be the date of the last breach giving rise to a Material Breach.

“Environmental Law” means any Law concerning pollution or protection of the environment, natural resources or exposure to Hazardous Material, including those Laws relating to the presence, use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of Hazardous Material.

“Grant” means mortgage, pledge, collaterally assign and grant a lien upon and a security interest in. A Grant of any agreement or instrument shall include all rights, powers and options (but none of the obligations) of the Granting Person thereunder, the immediate and continuing right to claim for, collect, receive and give receipts for payments in respect of and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the Granting Person or otherwise, and generally to do and receive anything that the Granting Person is or may be entitled to do or receive thereunder with respect thereto.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or similar governing entity.

“HASI” means Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation, and its successors and permitted assigns.

“HASI Indemnity Agreement” means the Indemnity Agreement, dated as of September 30, 2015, made by HASI in favor of the Indenture Trustee for the benefit of the Bondholders, as such agreement may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Required Bondholders.

“Hazardous Material” means any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos, asbestos containing materials, polychlorinated biphenyls, and any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“Hybrid Lease Transaction” means a transaction where a Land Lease Entity does not own fee title to the Project Property upon which a Project has been developed or is being developed (except, in most cases, a nominal tenancy-in-common in such Project Property), but instead holds a leasehold, easement, royalty or other interest in a Project Property, and the correlative payment rights deriving directly or indirectly from the related Operator.

“Indemnified Person” has the meaning specified in Section 5.01(c).

“Indenture” means the Indenture, dated as of September 30, 2015, by and among the Issuer, the Servicer, the Backup Servicer and the Indenture Trustee, as amended and supplemented from time to time.

“Issuer” has the meaning set forth in the preamble of this Agreement.

“Knowledge of Seller” means the actual knowledge (as opposed to any constructive, imputed or similar concept of knowledge) of any officer of Seller, after having made due inquiry given the circumstances.

“Land Lease Asset” means any fee, easement, leasehold or other real property interest and any royalty, equity or other interest, including payment rights derived from a Project Property and all related Land Lease Asset Documents, and all rents, revenues, royalties and proceeds derived therefrom, owned or held by a Land Lease Entity.

“Land Lease Asset Documents” means, with respect to any Land Lease Asset, (i) with respect to any Standard Lease Transaction, the ground lease entered into between the related Lessee and the related Land Lease Entity that is the Lessor thereunder in connection with such transaction and (ii) with respect to any Hybrid Lease Transaction, the royalty agreement, lease assignment agreement or other related agreements entered into between the related Lessee and the related Land Lease Entity that is the Lessor thereunder in connection with such transaction.

“Land Lease Entities” means those certain direct subsidiaries of Seller who own certain Land Lease Assets and/or who hold or have rights under certain Land Lease Asset Documents. A “Land Lease Entity” is any one of the Land Lease Entities. A complete list of all Land Lease Entities is set forth in Schedule 3.13(d).

“Laws” means all laws, statutes, rules, regulations, ordinances, common law, judgments, decrees, orders or any requirements of any Governmental Authority, each as the foregoing may be amended or supplemented from time to time.

“Lessee” means, with respect to any Land Lease Asset, the lessee, grantee or, in certain limited cases, the Operator under the applicable Land Lease Asset Documents.

“Lessor” with respect to any Land Lease Asset, the lessor, grantor or, in certain limited cases, the royalty assignee or other payee under the applicable Land Lease Asset Documents, each of which is a Land Lease Entity.

“Losses” has the meaning specified in Section 5.01(c).

“Material Adverse Effect”, with respect to a specified Person or Persons, means any change or changes after the date of this Agreement that is, or in the aggregate are, materially adverse to the business, results of operations, assets, revenues, or financial condition of such Person or Persons, taken as a whole, other than (i) any change in conditions affecting any of the industries or markets in which any such entity operates, including the commercial real estate industry, the renewable power generation industry, or the United States economy generally; (ii) any change resulting from acts of terrorism, acts of war or the escalation of hostilities; (iii) any change in interest rates or financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any change in GAAP; (v) any change in any Law after the date hereof; (vi) any action taken by a party hereto in accordance with this Agreement; (vii) the ability of the Purchaser to perform its obligations under this

Agreement; and (viii) any existing event, occurrence, or circumstance with respect to which the Purchaser has knowledge as of the date hereof. The completion of the transactions contemplated by this Agreement shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Breach” means a breach by Seller of any one or more (on a cumulative basis) representations and warranties (without regard to any knowledge qualifications set forth therein) set forth in Section 3.13 hereof that results in a material adverse effect on a particular Land Lease Asset, each on an individual basis.

“Membership Interests” has the meaning specified in Section 2.01.

“Model” means the financial model set forth in Exhibit B.

“Officer’s Certificate” means a certificate signed by an authorized officer of the Seller.

“Operator” means the owner/operator of a Project related to a Hybrid Lease Transaction.

“Opinion of Counsel” means one or more written opinions of counsel who may be an employee of or counsel to the party providing such opinion of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion of counsel.

“Permitted Liens” means any of the following: (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens imposed by law, in each case incurred in the ordinary course of business (x) for amounts not yet overdue or (y) for amounts that are overdue, if being contested in good faith by appropriate proceedings, provided that Seller (1) in good faith contests or disputes the claim or claims of the lienholder and the validity of such Lien, (2) promptly commences appropriate action to remove such Lien and (3) furnishes to Purchaser a bond or other acceptable security in an amount sufficient to discharge all such contested Liens; (ii) Liens for taxes if obligations with respect to such taxes are being contested in good faith by appropriate proceedings, provided that Seller (1) in good faith contests or disputes the claim or claims of the lienholder and the validity of such Lien, (2) promptly commences appropriate action to remove such Lien and (3) furnishes to Purchaser a bond or other acceptable security in an amount sufficient to discharge all such contested Liens; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Project Property or the Land Lease Asset Documents; (iv) easements (including utility easements and similar accommodations and environmental conservation easements), leases, rights-of-way, restrictions, encroachments, and defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of operations of the Project or otherwise result in a breach or default under the Land Lease Asset Documents; (v) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; (vi) any options, repurchase rights or similar rights granted to any Lessor’s counterparties under any Land Lease Asset Documents; and (vii) any Liens Granted pursuant to the Transaction Documents.

“Project” means a solar or wind energy generation facility developed, constructed and operated on the Project Property.

“Project Property” means the real property upon which a Project has been or is being constructed and is or will be operated pursuant to the terms of the applicable Land Lease Asset Documents.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Rating Agency” means KBRA.

“Repurchase Date” means the date that is sixty (60) days after the Date of Breach.

“Repurchase Obligation” has the meaning specified in Section 6.01(a).

“Repurchase Price” has the meaning specified in Section 6.01(a).

“Seller” has the meaning set forth in the preamble of this Agreement.

“Standard Lease Transaction” means a transaction where a Land Lease Entity owns fee title to the Project Property and leases the Project Property to a Lessee pursuant to a long-term ground lease or similar Land Lease Asset Document.

“Tax” means any federal, state, local or foreign taxes, and other assessments of a similar nature, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto, in each case imposed by a Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum or estimated taxes.

“Tax Return” means any return, declaration, report, statement or other document filed or required to be filed with a Governmental Authority in connection with the assessment or collection of any Tax, together with any schedule or attachment thereto and any amendment thereof.

“UCC” means the Uniform Commercial Code (or any comparable law) in effect in any relevant jurisdiction the laws of which govern the perfection of security interests rendered hereunder.

Section 1.02. Other Definitional Provisions.

(a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings specified in the Indenture.

(b) All capitalized terms used in any certificate or other document made or delivered pursuant hereto shall have the respective meanings specified herein, unless otherwise defined therein.

(c) The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; the conjunction “or” is not exclusive; and the term “including” shall mean “including without limitation”.

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II. CONVEYANCE OF MEMBERSHIP INTERESTS

Section 2.01. Conveyance of Membership Interests. In consideration of the Purchaser’s delivery to or upon the order of the Seller of the fair market value of the Membership Interests as of the Closing Date, the Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Purchaser, WITHOUT RECOURSE OR WARRANTY, except as specifically set forth herein, all right, title and interest of the Seller in and to the membership interests in each Land Lease Entity (collectively, the “Membership Interests”). Such sale, transfer, assignment, setting over and conveyance is hereby expressly stated to be a sale and, shall be treated as an absolute transfer and true sale of all of the Seller’s right, title and interest in and to (as in a true sale), and not as a pledge or secured transaction relating to, or other financing of, the Membership Interests. To the extent that the cash purchase price paid to the Seller for the Membership Interests is less than the fair market value of the Membership Interests as of the Closing Date, the difference will be deemed to be a capital contribution made by the Seller to the Purchaser. If the transfer of the Membership Interests is held by any court of competent jurisdiction not to be a true sale or contribution, then such transfer shall be treated as the creation of a security interest in the Membership Interests and, without prejudice to its position that it has absolutely transferred all of its right, title and interest in and to the Membership Interests to the Purchaser, the Seller hereby Grants to the Purchaser a first priority security interest in the Membership Interests to secure a payment obligation incurred by the Seller in respect of the amount paid by the Purchaser to the Seller pursuant to this Agreement (the “Back-Up Security Interest”). A UCC-1 financing statement will be filed in order to perfect the Back-Up Security Interest. Such transfer of the Membership Interests includes the right to use the Seller’s computer software system to access and create copies of all books and records related to the Membership Interests.

Section 2.02. Further Assurances.

(a) Promptly upon the request of Purchaser, Seller shall without further consideration execute and deliver such other instruments of sale, transfer, conveyance and assignment, and take such other action as may be reasonably necessary to vest in Purchaser, and its successors and assigns, good, clear and merchantable title to the Membership Interests.

(b) If, notwithstanding the notice provided in Section 4.02, any amounts due with respect to Membership Interests are paid to Seller other than to the account specified in Section 4.03, then Seller shall immediately deposit such amounts into the account specified in Section 4.03.

(c) Seller (or Servicer, on behalf of Seller, as applicable) shall promptly provide Purchaser with copies of all notices, correspondences, demands, complaints and reports provided by the Lessee under the Land Lease Asset Documents, including computations of any amounts due with respect to Membership Interests and supporting documentation in respect thereof.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller makes the following representations and warranties, as of the date hereof, on which the Purchaser has relied in acquiring the Membership Interests.

Section 3.01. Organization and Good Standing. The Seller is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the requisite limited liability company power and authority to own its properties as such properties are currently owned and to conduct its business as such business is now conducted by it, and has the requisite limited liability company power and authority to own the Membership Interests. Schedule 3.01 lists the Seller’s current directors and senior officers as of the date hereof.

Section 3.02. Due Qualification. The Seller is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a Material Adverse Effect with respect to the Seller).

Section 3.03. Power and Authority. The Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action on the part of the Seller.

Section 3.04. Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other Laws relating to or affecting creditors’ or secured parties’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

Section 3.05. No Violation. The execution, delivery and consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not: (i) conflict with or result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the certificate of formation, operating agreement or other organizational documents of the Seller, or any material indenture, agreement or other instrument to which the Seller is a party or by which it is bound; (ii) result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Back-Up Security Interest); or (iii) violate any existing law or any existing order, rule or regulation applicable to the Seller of any federal or state court or regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties.

Section 3.06. No Proceedings. Except as set forth on Schedule 3.06, there is no action, suit or proceeding, at law or in equity, before or by any court, government agency, public board or body (collectively and individually, an “Action”) pending with respect to which the Seller or any Land Lease Entity has been served with process or to the Knowledge of the Seller threatened, which Action (i) seeks to prohibit, restrain or enjoin any of the transactions contemplated by the Transaction Documents or (ii) may result in any material adverse change in the business, properties, other assets or financial condition of the Seller or any Land Lease Entity; and as of the date hereof, to the Knowledge of the Seller, there is no basis for any action, suit or proceeding of the nature described in clauses (i) and (ii) of this sentence.

Section 3.07. Approvals. No approval, authorization, consent, order or other action of, filing with or notice to, any Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or any other Transaction Document to which it is a party, the performance by the Seller of the transactions contemplated hereby or thereby or the fulfillment by the Seller of the terms hereof or thereof, except for those that have been obtained or made prior to the date hereof. The Seller is in compliance, in all material respects, with the requirements of all applicable Laws of all Governmental Authorities.

Section 3.08. Membership Interests.

(a) Absolute Transfer. It is the intention of the parties hereto that the transfer and assignment herein contemplated constitute a sale of the Membership Interests from the Seller to the Purchaser and that no interest in, or title to, the Membership Interests shall be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No portion of the Membership Interests has been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser. The Seller owns the Membership Interests free and clear of all Liens, except for Permitted Liens. On the date hereof, immediately upon the sale hereunder, the Seller has contributed, transferred, sold and conveyed the Membership Interests to the Purchaser, free and clear of all Liens, except for Permitted Liens. There are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon the Depositor or Issuer granting to any Person or group of Persons any right to purchase or acquire equity interests of any Land Lease Entity.

(b) Transfer Filings. On the date hereof, immediately upon the sale hereunder, the Membership Interests have been validly transferred, sold and contributed to the Purchaser, the Purchaser owns the Membership Interests free and clear of all Liens (except for Permitted Liens) and all filings to be made by the Seller necessary in any jurisdiction to give the Purchaser a valid, perfected ownership interest (subject to Permitted Liens) in the Membership Interests have been made. All filings have also been made to the extent required in any jurisdiction to perfect the Back-Up Security Interest as a first priority security interest (subject to Permitted Liens). No further action is required to maintain such ownership interest or such Back-Up

Security Interest (in each case, subject to Permitted Liens). Each Land Lease Entity has amended or modified its membership registry and/or operating agreement reflecting the transfer of the subject Membership Interests and that Purchaser is the sole owner of such Membership Interests.

Section 3.09. Indebtedness. The Seller has no Indebtedness. The Seller is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Seller and no event or condition exists with respect to any Indebtedness of the Seller that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 3.10. Principal Place of Business. The principal place of business and chief executive office of the Seller is located at the address indicated on Schedule 3.10 hereto or at such other location designated by the Seller in a notice given to the Indenture Trustee, and the offices where the Seller keeps all its records are located at the address indicated on Schedule 3.10 or such other locations notified to the Indenture Trustee.

Section 3.11. Title. The Seller has good and sufficient title to its properties that individually or in the aggregate are material, in each case free and clear of Liens, except for Permitted Liens.

Section 3.12. Solvency. The Seller was not prior to the transfer of the Membership Interests to the Purchaser, and is not after giving effect to such transfer, insolvent.

Section 3.13. Land Lease Entities and Land Lease Assets.

(a) Organization, Standing and Power. Each Land Lease Entity is a limited liability company, duly organized and validly existing, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets. Each Land Lease Entity is in good standing under the Laws of the jurisdiction of its formation. Each Land Lease Entity is duly qualified or licensed to do business as a foreign limited liability company in good standing in each jurisdiction in which the ownership or operation of its assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect on the Land Lease Entities determined on an individual basis.

(b) Restrictions on Dividends and Distributions. No Land Lease Entity is subject to any legal, regulatory, contractual or other restriction (other than the customary limitations imposed by corporate law or similar statutes) restricting the ability of such Land Lease Entity to pay dividends out of profits or make any other similar distributions of profits to the Seller.

(c) Taxes; Assessments. Except as set forth in Schedule 3.13(c):

(i) To the Knowledge of the Seller, there are no Liens for Taxes upon the Land Lease Assets of any Land Lease Entity other than Permitted Liens;

(ii) No Land Lease Entity is a party to any “tax sharing”, tax indemnity or similar agreement; and

(iii) All Taxes and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, in each case, with respect to the Land Lease Assets, have been paid by the applicable Land Lease Entity (if it is required to pay such Taxes and other charges pursuant to the terms of the applicable Land Lease Asset Documents) or, to the Knowledge of Seller, by the Lessee or counterparty under the applicable Land Lease Asset Documents (if the applicable Land Lease Entity is not required to pay such Taxes and other charges pursuant to the terms of the applicable Land Lease Asset Documents).

(d) Land Lease Entities. Schedule 3.13(d) contains a listing of all of the Land Lease Entities and the jurisdiction of their organization. Seller has no other subsidiaries other than the Land Lease Entities listed on Schedule 3.13(d). No Land Lease Entity has any subsidiaries.

(e) Land Lease Asset Documents.

(i) Schedule 3.13(e)(i) contains a listing of all documents described in clauses (A) through (D) below (copies of which have been delivered to the Indenture Trustee), including all Land Lease Asset Documents to which, as of the date hereof, any Land Lease Entity is a party, and is true and correct in all material respects as of the date hereof:

(A) copies of each title policy and survey for each Project Property, except for the Project Properties set forth on Schedule 3.13(e)(i)(A);

(B) Each Land Lease Asset Document respecting a Standard Lease Transaction;

(C) Each Land Lease Asset Document respecting a Hybrid Lease Transaction; and

(D) Each joint venture agreement, partnership agreement or limited liability company agreement to which any Land Lease Entity is a party (other than such party’s Charter Documents);

(ii) Each Land Lease Asset Document is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Land Lease Entity party thereto and, to the Knowledge of Seller, of each other party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Except as set forth on Schedule 3.13(e)(ii), all payments and performance required of the applicable Land Lease Entity under such Land Lease Asset Documents through the date hereof have been made, and neither the applicable Land Lease Entity, nor, to the Knowledge of Seller, any other party to the Land Lease Asset Documents, was, as of the date hereof, in violation or breach of or default under such Land Lease Asset Documents (or with notice or lapse of time or both, would have been in violation or breach of or default under any such Land Lease Asset Document). To the Knowledge of Seller, no payment obligation under a Land Lease Asset Document has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments, and as of the date hereof, no Land Lease Asset Document is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the date hereof.

(iii) Each Lessee under the Land Lease Asset Documents to which a Land Lease Entity is a party has agreed in writing in such Land Lease Asset Documents that the terms of such Land Lease Asset Documents may not be amended or modified, or canceled or terminated without the written consent or approval of the Land Lease Entity party thereto.

(iv) The Land Lease Asset Documents to which a Land Lease Entity is a party provide that (A) no casualty event creates a termination right by the subject Lessee without the consent of the Land Lease Entity and (B) upon a casualty event the subject Lessee must continue to make all scheduled payments due the subject Land Lease Entity under the related Land Lease Asset Documents.

(v) Each Land Lease Asset Document to which a Land Lease Entity is a party in respect of each Standard Lease Transaction provides that (A) the Land Lease Asset Document does not terminate upon a partial condemnation of the affected Project Property, but that rent or other payments due under such Land Lease Asset Document may be reduced as a result of partial condemnation in proportion to the property that is condemned, and (B) upon any termination of the Land Lease Asset Document as a result of a complete or full condemnation, and with respect to any partial condemnation, the Land Lease Entity is entitled to seek and receive a condemnation award with respect to its interest in the subject Project Property that has been condemned.

(vi) Except as disclosed in writing to the Purchaser, since the execution of each Land Lease Asset Document (i) the material terms of such Land Lease Asset Document have not been waived, impaired, modified, altered, satisfied, canceled or subordinated or rescinded in any material respect and (ii) the related Lessee has not been released by the related Land Lease Entity from its obligations under such Land Lease Asset Document.

(f) Project Property.

(i) Schedule 3.13(f)(i) lists all estates and interests in Project Property owned or held by each Land Lease Entity. Since December 31, 2014 and as of the date hereof, no Land Lease Entity has (A) transferred any of its Project Property or (B) otherwise subjected any of its Project Property to any Lien, except for Permitted Liens. To the Knowledge of the Seller, there has been no material adverse change with respect to any Project Property since the date of the title policy and survey referred to in Section 3.13(e)(i)(A).

(ii) With respect to each parcel of Project Property: (A) to the Knowledge of Seller, as of the date hereof, there are no pending or threatened proceedings for the total or partial condemnation relating to such Project Property that would have a material adverse effect on the value, use or operation of any Land Lease Asset; (B) except as set forth on Schedule 3.13(f)(ii), and as of the date hereof, the applicable Land Lease Entity that owns such Project Property has not granted (x) any options or rights of first refusal to purchase or lease the Project Property, or any portion thereof or interest therein, or (y) any leases, subleases, licenses, occupancy agreements, use agreements, concessions or agreements or arrangements which, in the case of either of the foregoing clauses (x) or (y), would materially adversely affect the operation of the applicable Project thereon, other than Permitted Liens.

(iii) Each Land Lease Entity owning any Project Property has marketable title (or with respect to Project Property in the State of Texas, indefeasible title) to its Project Property, free and clear of all Liens, except for Permitted Liens.

(g) Environmental Matters.

(i) The Seller has not received any notice of any claim, and, to the Knowledge of Seller, there is no claim or proceeding instituted or threatened, against any Land Lease Entity or any of the real property or other assets now or formerly owned, leased or operated by any Land Lease Entity, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect on the Land Lease Entities determined on an individual basis.

(ii) To the Knowledge of Seller, other than the construction and operation of any Lessee’s Project on a Project Property, there are no facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to any of the real property now or formerly owned, leased or operated by any of the Land Lease Entities, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Land Lease Entities determined on an individual basis.

(iii) No Land Lease Entity has stored any Hazardous Materials on any of the real property now or, to the Knowledge of Seller, formerly owned, leased or operated by such Land Lease Entity in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Land Lease Entities determined on an individual basis.

(iv) No Land Lease Entity has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Land Lease Entities determined on an individual basis.

(h) Improvements. No Land Lease Entity owns any improvements, other than only de minimis improvements (such as roads or wells), on the related Project Property. The applicable Land Lease Asset Documents provide that any improvements on the related Project Property, whether installed by the Lessee or owned by a Land Lease Entity, shall be maintained by the applicable Lessee during the term of the applicable Land Lease Asset Documents. The Seller has not received notice of any material damage to any improvement on the Project Property that is related to any Land Lease Entity.

(i) Access; Utilities; Separate Tax Lots. Each Project Property that is subject to a Standard Lease Transaction or subject to the Hybrid Lease Transactions listed on Schedule 3.13(i) hereto (A) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road and (B) is served by or has uninhibited access to rights to public or private water and sewer (or well and septic) and all required utilities, to the extent all are appropriate for the current use of such Project Property. With respect to a Project Property subject to a Standard Lease Transaction, except for transmission, communications, access and similar easement parcels, such Project Property constitutes one or more separate tax parcels which do not include any property which is not part of such Project Property.

(j) Local Law Compliance. With respect to the improvements located on or forming part of any Project Property, there are no violations of applicable zoning ordinances, building codes and land laws other than those which would not have a material adverse effect on the value, operation or net operating income of the related Land Lease Asset.

(k) Title. Each Land Lease Entity has good and sufficient title to its properties that individually or in the aggregate are material, in each case free and clear of Liens, except for Permitted Liens.

(l) Model. The Model, to the Knowledge of Seller, is based upon reasonable assumptions in light of the conditions existing at the time of delivery.

(m) Data Tape. The Data Tape is based upon reasonable assumptions in light of the conditions existing at the time of delivery.

(n) Bankruptcy. As of the date hereof, neither any Project Property, nor any portion thereof, is the subject of, and neither any Land Lease Entity nor, to the Knowledge of Seller, any Lessee is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(o) Solvency. Immediately prior to the date hereof each Land Lease Entity was, and after giving effect to the transactions occurring on the date hereof as contemplated by the Transaction Documents each Land Lease Entity is, solvent.

(p) Indebtedness. The Land Lease Entities have no Indebtedness. No Land Lease Entity is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Land Lease Entity and no event or condition exists with respect to any Indebtedness of any Land Lease Entity that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

ARTICLE IV. COVENANTS OF THE SELLER

Section 4.01. Corporate Existence. So long as any of the Bonds are outstanding, except as provided under Section 5.02, the Seller (a) will keep in full force and effect its existence, rights and franchises as a limited liability company under the laws of the jurisdiction of its organization and (b) will obtain and preserve its qualification to do business, in each case to the extent that in each such jurisdiction such existence or qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents to which the Seller is a party and each other instrument or agreement to which the Seller is a party necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby.

Section 4.02. Delivery of Payments. The Seller has sent a notice substantially in the form of Exhibit C hereto to each Lessee under the Land Lease Asset Documents directing such Lessee to deliver all amounts due, including, but not limited to lease payments, royalty payments, condemnation proceeds, insurance proceeds, termination payments and prepayments, in respect of the subject Land Lease Asset Documents to Servicer’s account No.              at Citizens, National Association (the “Payment Account”), and shall take such further actions as may be necessary to ensure that such payments are made to the Payment Account or any replacement account. Seller shall direct, or have the subject Land Lease Entity, Servicer or any sub-servicer direct, all Lessees to deposit all cash flow with respect to the Land Lease Asset Documents, including, but not limited to lease payments, royalty payments, condemnation proceeds, insurance proceeds, termination payments and prepayments, into the Payment Account; provided that if the Seller receives any such amounts with respect to the Land Lease Asset Documents it shall immediately deposit, or cause to be deposited, such amounts into the Payment Account.

Section 4.03. Notice of Liens. The Seller shall notify the Purchaser and the Indenture Trustee promptly after becoming aware of any Lien Granted on any of the Membership Interests, other than the conveyances hereunder or any Permitted Lien.

Section 4.04. Compliance with Law. The Seller hereby agrees to comply with its Charter Documents and all Laws applicable to it, except to the extent that failure to so comply would not adversely affect the Purchaser or the Indenture Trustee’s interests in the Membership Interests or under any of the other Transaction Documents to which the Seller is party or the Seller’s performance of its obligations hereunder or under any of the other Transaction Documents to which it is party.

Section 4.05. Covenants Related to Bonds, Membership Interests.

(a) So long as any of the Bonds are outstanding, the Seller shall treat the Bonds as debt of the Purchaser and not of the Seller, except for financial accounting or tax reporting purposes.

(b) So long as any of the Bonds are outstanding, the Seller shall indicate in its financial statements (if any) that it is not the owner of the Membership Interests and shall disclose the effects of all transactions between the Seller and the Purchaser in accordance with GAAP.

(c) The Seller agrees that, upon the transfer and sale by the Seller of the Membership Interests to the Purchaser pursuant to this Agreement, to the fullest extent permitted by law, the Purchaser shall have all of the rights originally held by the Seller with respect to the Membership Interests, including all rights of Seller (subject to the terms of the Indenture), as owner of the Land Lease Entities, to cause such Land Lease Entities to exercise any and all rights and remedies to collect any amounts payable in respect of their respective Land Lease Assets in accordance with the related Land Lease Asset Documents.

(d) So long as any of the Bonds are outstanding, (i) the Seller shall not make any statement or reference in respect of the Membership Interests that is inconsistent with the ownership thereof by the Purchaser (other than for financial accounting or tax reporting purposes), and (ii) the Seller shall not take any action in respect of the Membership Interests except as otherwise contemplated by the Transaction Documents.

Section 4.06. Protection of Title. The Seller shall execute and file such filings, including UCC filings, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the ownership interest of the Purchaser in the Membership Interests and the Purchaser’s Back-Up Security Interest, including all filings required under the applicable UCC relating to the transfer of the ownership interest in the Membership Interests by the Seller to the Purchaser and the Grant of the Back-Up Security Interest, and the continued perfection of such ownership interest and Back-Up Security Interest. The Seller shall deliver (or cause to be delivered) to the Purchaser file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. The Seller’s obligations pursuant to this Section 4.07 shall survive and continue following the date hereof (it being understood that the Seller may be required to advance its own funds to satisfy its obligations hereunder).

Section 4.07. Nonpetition Covenant. Notwithstanding any prior termination of this Agreement or the Bonds, and notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the Seller, the Seller solely in its capacity as a creditor of the Purchaser shall not, prior to the date which is one year and one day after the termination of the Indenture, petition or otherwise invoke or cause the Purchaser to invoke the process of any court or government authority for the purpose of commencing or sustaining an involuntary case against the Purchaser under any Federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of the property of the Purchaser, or, to the fullest extent permitted by law, ordering the winding up or liquidation of the affairs of the Purchaser.

Section 4.08. Certain Limitations.

(a) The Seller makes the covenants in Sections 2.5, 2.6 and 2.7 of its Amended and Restated Limited Liability Company Agreement, which covenants are hereby incorporated into and made a part of this Agreement.

(b) The Seller shall not conduct or promote any activities except as set forth in Section 2.5 of its Amended and Restated Limited Liability Company Agreement.

ARTICLE V. LIABILITY OF THE SELLER

Section 5.01. Liability of Seller; Indemnities.

(a) The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Seller under this Agreement.

(b) The Seller shall indemnify and hold harmless the Purchaser from and against any and all Taxes that may at any time be imposed on or asserted against the Purchaser under existing Laws as of the date hereof as a result of the sale of the Membership Interests to the Purchaser, including any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, and all costs and expenses incurred in defending against such taxes.

(c) (i) The Seller shall indemnify and hold harmless the Purchaser, the Indenture Trustee, the Owner Trustee and any of their respective affiliates, officials, officers, directors, employees and agents (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, actions, suits, claims, damages, payments, costs or expenses of any kind whatsoever (collectively, “Losses”) that may be imposed on, incurred by or asserted against any of such Indemnified Persons as a result of (x) the Seller’s willful misconduct or gross negligence in the performance of its duties or observance of its covenants under this Agreement or (y) subject to Section 6.01, the Seller’s breach of any of its representations and warranties contained in this Agreement, except in the case of both clauses (x) and (y) to the extent of Losses either resulting from the willful misconduct or gross negligence of such Indemnified Person or resulting from a breach of a representation and warranty made by such Indemnified Person in any of the Transaction Documents that gives rise to the Seller’s breach.

(ii) The indemnification obligations of the Seller under Sections 5.01(b) and 5.01(c) shall survive the termination of the Transaction Documents.

(iii) Promptly after receipt by an Indemnified Person of notice of its involvement in any action, proceeding or investigation, such Indemnified Person shall, if a claim for indemnification in respect thereof is to be made against the Seller under Section 5.01(b) or 5.01(c), notify the Seller in writing of such involvement. Failure by an Indemnified Person to so notify the Seller shall relieve the Seller from the obligation to indemnify and hold harmless such Indemnified Person under Sections 5.01(b) and 5.01(c) only to the extent that the Seller suffers actual prejudice as a result of such failure.

(iv) With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under Sections 5.01(b) and 5.01(c), the Seller shall be entitled to assume the defense of any such action, proceeding or investigation. Upon assumption by the Seller of the defense of any such action, proceeding or investigation, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel.

(v) The Seller shall be entitled to appoint counsel of the Seller’s choice at the Seller’s expense to represent the Indemnified Person in any action, proceeding or investigation for which a claim of indemnification is made against the Seller under Section 5.01(b) or 5.01(c) (in which case the Seller shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the Seller’s election to appoint counsel to represent the Indemnified Person in an action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Seller shall bear the reasonable fees, costs and expenses of such separate counsel if (1) the use of counsel chosen by the Seller to represent the Indemnified Person would present such counsel with a conflict of interest, (2) the actual or potential defendants in, or targets of, any such action include both the Indemnified Person and the Seller and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Seller, (3)

the Seller shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action or (4) the Seller shall authorize the Indemnified Person to employ separate counsel at the expense of the Seller. Notwithstanding the foregoing, the Seller shall not be obligated to pay for the fees, costs and expenses of more than one separate counsel for the Indemnified Persons other than local counsel.

(vi) The Seller will not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under Sections 5.01(b) and 5.01(c) (whether or not the Indemnified Person is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Person from all liability arising out of such claim, action, suit or proceeding. The Seller shall not be required to indemnify an Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation without the written consent of the Seller, which consent shall not be unreasonably withheld.

(d) Indemnification under Sections 5.01(b) and 5.01(c) shall include reasonable fees and out-of-pocket expenses of investigation and litigation (including reasonable attorneys’ fees and expenses), except as otherwise provided in this Agreement.

(e) The remedies of the Purchaser and the other Indemnified Persons (and thus the Bondholders) provided in this Agreement are each such Person’s sole and exclusive remedies against the Seller for breach of its representations and warranties in this Agreement.

Section 5.02. Limitation on Liability of Seller and Others. The Seller and any director, officer, manager, employee or agent of the Seller may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising hereunder.

ARTICLE VI. REPURCHASE OBLIGATION

Section 6.01. Repurchase Obligation.

(a) In the event of a breach by the Seller that constitutes a Material Breach, either (1) the Seller shall pay or, if the Seller fails to pay, HASI shall pay (pursuant to the HASI Indemnity Agreement) to the Issuer a stipulated damages amount equal to the aggregate Asset Value for the Land Lease Asset affected by the Material Breach as of the Repurchase Date, plus the Make Whole Amount payable to the Bondholders in connection with the payment of such aggregate Asset Value (the “Repurchase Price”) or (2) the Seller shall deliver to the Indenture Trustee, or if the Seller fails to do so, HASI (pursuant to the HASI Indemnity Agreement) shall deliver to the Indenture Trustee, Substitute Collateral to defease the Membership Interest relating to the affected Land Lease Asset as provided in Article VIII of the Indenture (the foregoing in clause (1) or clause (2), the “Repurchase Obligation”); provided, however, that neither the Seller nor HASI shall be obligated to pay the Repurchase Price or to complete such defeasance if, prior to the Repurchase Date, such Material Breach is cured to the reasonable satisfaction of the Required Bondholders or the Seller takes remedial action such that there is not and will not be a

Material Breach; provided, further, for the avoidance of doubt, that no Material Breach that has been so cured shall be taken into account in determining whether a subsequent Material Breach has occurred. Upon (i) payment of the Repurchase Price or (ii) (A) receipt by the Indenture Trustee of the Substitute Collateral and (B) compliance with the other defeasance conditions set forth in Article VIII of the Indenture, as applicable, the Membership Interest relating to the affected Land Lease Asset and the interest, if any of the Indenture Trustee or the Issuer in such Land Lease Asset shall cease to be part of the Trust Estate, and the Purchaser shall convey and transfer such Membership Interest to the Seller or any Person designated by the Seller, in each case in accordance with the terms of the Indenture.

(b) Notwithstanding any other provision of this Agreement, the Repurchase Obligation or the delivery of Substitute Collateral in the case of a Material Breach shall be the sole and exclusive remedy available to the Purchaser, the Indenture Trustee on behalf of Bondholders or Bondholders with respect to a breach of any representation and warranty set forth in Section 3.13 hereof. Upon (i) the payment of a Repurchase Price or (ii) (A) receipt by the Indenture Trustee of the Substitute Collateral and (B) compliance with the other defeasance conditions set forth in Article VIII of the Indenture, as applicable, pursuant to Section 6.01(a), the related Material Breach and each breach giving rise thereto shall be deemed cured and neither the Issuer nor any other Person shall have any claims, rights or remedies against the Seller with respect to such Material Breach or any breach of representation and warranty which gave rise to such Material Breach.

(c) With respect to any representations and warranties contained in Section 3.13 hereof which are made to the Knowledge of the Seller, if it is discovered that any representation and warranty is inaccurate and results in a material adverse effect on a particular Land Lease Asset, on an individual basis, then notwithstanding Seller’s lack of knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made, such inaccuracy shall be deemed a Material Breach for purposes of the Repurchase Obligation.

ARTICLE VII. MISCELLANEOUS PROVISIONS

Section 7.01. Amendment. This Agreement may be amended by the Seller and the Purchaser, with (a) ten (10) Business Days’ prior written notice given to the Rating Agency, (b) the prior written consent of the Indenture Trustee, and (c) if any amendment would adversely affect in any material respect the interests of any Bondholder, the prior written consent of such Bondholder.

It shall not be necessary for the consent of a Bondholder pursuant to this Section 7.01 to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Prior to the execution of any amendment to this Agreement, the Indenture Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and all conditions precedent have been satisfied. The Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects the Indenture Trustee’s own rights, duties or immunities under this Agreement or otherwise.

The Purchaser shall provide a copy of any amendment to this Agreement to the Indenture Trustee and the Rating Agency promptly after the execution thereof.

Section 7.02. Notices. Unless otherwise specifically provided herein, all notices, directions, consents and waivers required under the terms and provisions of this Agreement shall be in English and in writing, and any such notice, direction, consent or waiver may be given by United States mail, courier service, facsimile transmission or electronic mail (confirmed by telephone, United States mail or courier service in the case of notice by facsimile transmission or electronic mail) or any other customary means of communication, and any such notice, direction, consent or waiver shall be effective when delivered, or if mailed, three days after deposit in the United States mail with proper postage for ordinary mail prepaid:

(a) if to the Seller, to:

HA Land Lease Holdings LLC

c/o Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd., Suite 370

Annapolis, MD 21401

Attention: General Counsel

Facsimile: (410) 571-6199

Telephone: (410) 571-9860

E-mail: Generalcounsel@hannonarmstrong.com

(b) if to the Purchaser, to:

HASI SYB Trust 2015-1

c/o BNY Mellon Trust of Delaware

301 Bellevue Parkway, 3rd Floor

Wilmington, Delaware 19809

Attention: Corporate Trust

Telephone: 302-791-3610

(c) if to the Indenture Trustee, to:

The Bank of New York Mellon

101 Barclay Street, Floor 7W East

New York, New York 10286

Attention: Asset Backed Securities Unit

Facsimile: (212) 815-3883

Telephone: (212) 815-8159

(d) if to the Rating Agency, to:

Kroll Bond Rating Agency, Inc.

845 Third Ave., 4th Floor

New York, New York 10022

Attention: ABS Surveillance

e-mail: abssurveillance@kbra.com

Facsimile: (212) 702-4500

Telephone: (212) 702-0707

(e) as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

Section 7.03. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02, this Agreement may not be assigned by the Seller.

Section 7.04. Limitations on Rights of Third Parties. The provisions of this Agreement are solely for the benefit of the Seller, the Purchaser, the Bondholders, the Indenture Trustee, the Owner Trustee and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Agreement, except that the Bondholders shall be entitled to enforce their rights against the Seller under this Agreement solely through a cause of action brought for their benefit by the Indenture Trustee. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Membership Interests or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 7.05. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.06. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7.07. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 7.08. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 7.09. Collateral Assignment to Indenture Trustee. The Seller hereby acknowledges and consents to the Grant of a security interest and collateral assignment by the Purchaser to the Indenture Trustee pursuant to the Indenture for the benefit of the Bondholders and the Indenture Trustee of all right, title and interest of the Purchaser in, to and under the Membership Interests and the proceeds thereof and all other property included in the Trust Estate (including, without limitation, all of the Purchaser’s rights hereunder).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

HASI SYB TRUST 2015-1, as Purchaser

By: BNY Mellon Trust of Delaware, not in its individual capacity but solely as Owner Trustee, on behalf of Purchaser

By:	/s/ JoAnn C. DiOssi
Name:	JoAnn C. DiOssi
Title:	Vice President

HA LAND LEASE HOLDINGS LLC, as Seller

By:	/s/ Jeffrey W. Eckel
Name:	Jeffrey W. Eckel
Title:	President

[Signature Page to Contribution and Sale Agreement]

SCHEDULE 3.01

Seller Directors and Senior Officers

1

SCHEDULE 3.06

Legal Proceedings

SCHEDULE 3.10

Seller Principal Place of Business

SCHEDULE 3.13(c)

Taxes

SCHEDULE 3.13(d)

Land Lease Entities

SCHEDULE 3.13(e)(i)

Land Lease Asset Documents and Title Policies/Surveys for Project Properties

SCHEDULE 3.13(e)(i)(A)

Project Properties for which Title Policies and/or Surveys were not listed in Schedule 3.13(e)(i)

SCHEDULE 3.13(e)(ii)

Breaches under Land Lease Asset Documents

SCHEDULE 3.13(f)(i)

List of Estates/Interests in Project Property Owned or Held by each Land Lease Entity

SCHEDULE 3.13(f)(ii)

Options/ROFOs/Other Rights Granted with respect to Project Properties

SCHEDULE 3.13(i)

Certain Hybrid Lease Transactions

EXHIBIT A

Data Tape

EXHIBIT B

Financial Model

EXHIBIT C

Form of Lessee Payment Direction Notice (Standard Lease Transactions)

Form of Lessee Payment Direction Notice (Hybrid Lease Transactions)